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Exhibit 10.64

March 27, 2001

Sam Hedgpeth
1685 Candace Way
Los Altos, CA 94024

Dear Sam,

    It is with pleasure that I confirm our verbal offer for your employment with QRS Corporation. The following summarizes our offer:

POSITION

    You will have overall corporate responsibility for Finance as Senior Vice President and Chief Financial Officer. You will be a member of the Corporate Management Committee and you will attend Board of Directors.

REPORTING TO

    Chief Executive Officer

LOCATION

    Richmond, CA

COMMENCEMENT DATE

    April 1, 2001

MISSION STATEMENT

    As a key executive of QRS, you should ensure continued focus on the long-term mission of QRS:

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  QRS is a leading worldwide provider of collaborative business-to-business E-commerce solution for the retail industry.

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  Through the Tradeweave Retail network, we offer an integrated suite of network and service platforms that enhance the profitability and efficiency of relationships between business across the global retail supply chain

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  We will exceed customer expectations for service quality

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  We will be recognized as an exciting and rewarding place to work by our employees

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  We will provide superior returns to our shareholders

    In addition, as a key executive of QRS, you also have as continuing, significant responsibility the development and maintenance of QRS' management process and promotion of and adherence to its core values among its associates.

KEY OBJECTIVES

    As a key executive of QRS, your focus in 2001 should be on successfully addressing the critical issues required for QRS to exceed our financial plan. Your objectives will be detailed in the 2001 Annual Incentive Compensation Plan (see Addendum A).

ANNUAL COMPENSATION

    Your annual compensation will be administered by me and reviewed by the Compensation Committee of the Board of Directors.

  •
  Your base compensation will be $240,000 per year.

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  In addition, your targeted annual incentive compensation will be $120,000 or 50% of your base compensation. For details of your incentive compensation plan, please refer to Addendum A.

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  Therefore, the annual total target compensation (base plus incentive at 100% of plan) shall be $360,000.

    Your compensation, including incentives, will be reviewed in the first quarter of each year (unless there is a change in objectives, locations, etc., in which case it will be reviewed at that time), to ensure that it continues to be equitable, appropriate to the location and provide appropriate incentives and support to the agreed objectives,

LONG TERM INCENTIVES

    It will be recommended that you receive a stock option grant of 40,000 shares. This recommendation will be presented to the Board of Directors at the first board meeting subsequent to your date of hire. The grant date will be the date the Board approves the grant, and the option price will be established by the closing price of the stock on that date.

    In addition by accepting this offer you have agree to change the vesting terms of your 10,000 options issued on 3/1/01 to 42 months with 6 month cliff terms, the grant date and price will not be effected by this change.

BENEFITS

    Currently QRS offers a comprehensive benefits package including health and dental insurance, life insurance, accidental death and dismemberment insurance (AD&D), short-term and long term disability insurance and PTO (Personal Time Off). Additionally, you will become eligible to participate in QRS' (ESPP) Employee Stock Purchase Plan and the 401(K) Savings Plan effective July 1, 2001.

    You will be entitled to 10 holidays per calendar year and 20 PTO (Personal Time Off) days per year. A prorated portion of PTO is accrued each pay period. PTO may be used for vacation, illness or other purposes at your discretion.

    The benefits listed above are available to all QRS associates, as an Officer you are provided with additional benefits as follows:

    Disability Insurance—The Company shall purchase and maintain in effect disability insurance sufficient to provide you with an income equal to 66% of your base compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

    Liability Insurance—The Company shall purchase and maintain in effect sufficient Officer's liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgments arising from your legal exercise of your duties as an Officer of QRS, including any actions filed after you cease your duties as an Officer or in the event of the termination of your employment. The Company shall also provide in its bylaw as full indemnification for you as a QRS officer to the maximum extent permissible under Delaware law.

TERMINATION AND SEVERANCE

    This position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause, with or without notice.

    In the event your employment is terminated without cause, you will become entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination. Your severance payment will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

    For purposes of this agreement, termination "for cause" shall mean a termination of your employment for any of the following reasons: (1) your failure to substantially perform the material duties of your position with the Company after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed those duties and which provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary obligations as an officer of the Company, (3) your failure to follow in a material respect the reasonable policies or directives established on an employee-wide basis by the Company, after written notice to you indicating the policies or directives with which you are not in material compliance, (4) any willful misconduct on your part having a material detrimental effect on the Company or (5) any unauthorized activity on your part which creates a material conflict of interest between you and the Company after you have been provided with a reasonable opportunity to refrain from that activity.

    In the event you resign your employment you will be entitled to all salary, wages and accrued vacation and any other group health benefits due through the date of your resignation. You will not be entitled to any unpaid annual incentive compensation. Additional, any stock options granted to you that have not vested by the date of your resignation shall terminate.

CHANGE OF CONTROL BENEFITS

    Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company's 1993 Stock Options/Stock Issuance Plan) and either (i) your employment is subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, then your QRS stock options and restricted shares shall immediately vest in full. Also, you will be entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction or Change in Control. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

    Alternatively, if there is a change of control of the Company (as defined in the stock option plan) and within 12 months of such change of control, either (i) your employment is terminated other than for cause, as defined above, or (ii) there is a material reduction in salary, (for this purpose, 15% will be deemed a material reduction), or a material reduction in your responsibility and as as result you choose to resign, you will be paid the base compensation and benefits for a further 12 months from the time of such reduction and your share options (s) or restricted stock will vest in full. In addition, should there be a change in control prior to the full vesting of your share grant (s) or restricted stock, following which change in control you remain employed by the successor corporation for a period of 12 months, the unvested shares subject to that option or restricted stock will accelerate and vest in full 12 months following the date of the change in control.

NEW EMPLOYEE ORIENTATION

    An Employee Information Kit including information about our benefits package as well as new employee forms will be provided to you, during your new employee orientation seminar. Please contact HR to answer any questions you might have by phone (510) 231-6680, or during new employee orientation which will be available to you subsequent to your employment.

EMPLOYMENT AT WILL

    As you may be aware California is an Employment At Will state. This means that your position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause and with or without notice. If any contrary representation has been made to you, it is superseded by this letter. No subsequent agreement contrary to this nor any amendment to this term can be made unless it is in writing and signed by both you and the VP, Human Resources.

CONTINGENCIES

    This offer is conditional upon... (background check, confidentiality agreement, I-9.)

Sincerely,

/s/ JOHN SIMON John Simon, CEO	3/27/01 Date

    I have read and accepted the terms and conditions of employment as set forth in this offer letter. I understand that the at-will term of my employment, i.e., my rights and the Company's right to terminate our employment relationship at any time, with or without cause, is a term which can only be modified in a written agreement signed by me and QRS.

/s/ SAM HEDGPETH Sam Hedgpeth	3/28/01 Date

2001 Long Term Incentive Plan—Addendum B

Sam Hedgpeth
CFO

Stock Option Detail

FIRST	LAST	GRANT DATE	# OF SHARES	PRICE	OUT- STANDING	NOTES
Sam	Hedgpeth	3/1/01 ***	10,000 40,000	8.9062 ***	10,000 40,000	QRS normal vesting schedule QRS normal vesting schedule

TOTAL					50,000	6 month cliff monthly thereafter for 36 months 42 months total

***
The grant date will be the date the Board approves the grant, and the option price will be established by the closing price of the stock on that date.

John Simon	/s/ SAM HEDGPETH Sam Hedgpeth

Date:	3/28/01 Date:

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  Exhibit 10.64
2001 Long Term Incentive Plan—Addendum B